FORM 10-Q                               EXECUTION COPY

Exhibit 2.1(l)








_________________________________________________________________



                       PURCHASE AGREEMENT


                             between


                     CONE MILLS CORPORATION,

                         as Originator,


                               and


                      CONE RECEIVABLES LLC,

                            as Buyer,





                   Dated as of March 25, 1997



_________________________________________________________________

FORM 10-Q

                        TABLE OF CONTENTS
                                                             Page

                            ARTICLE I

                           DEFINITIONS

SECTION 1.1.   Cross Reference to Receivables Purchase
               Agreement . . . . . . . . . . . . . . . . . . .  1
SECTION 1.2.   Certain Defined Terms . . . . . . . . . . . . .  1
SECTION 1.3.   Interpretation and Construction . . . . . . . .  5


                           ARTICLE II

                SALES AND TRANSFERS; SETTLEMENTS

SECTION 2.1.   General Terms . . . . . . . . . . . . . . . . .  6
SECTION 2.2.   Purchase and Sale . . . . . . . . . . . . . . .  6
SECTION 2.3.   Transfers and Assignments . . . . . . . . . . .  7
SECTION 2.4.   Protection of Ownership of the Buyer. . . . . .  9
SECTION 2.5.   Payment of Collections and Deemed
               Collections . . . . . . . . . . . . . . . . . . 10
SECTION 2.6.   Mandatory Repurchase Under Certain
               Circumstances . . . . . . . . . . . . . . . . . 10
SECTION 2.7.   Dilution. . . . . . . . . . . . . . . . . . . . 10
SECTION 2.8.   Deemed Collections. . . . . . . . . . . . . . . 10
SECTION 2.9.   Transfers by Buyer. . . . . . . . . . . . . . . 11


                           ARTICLE III

                 REPRESENTATIONS AND WARRANTIES

SECTION 3.1.   Representations and Warranties of
               Originator. . . . . . . . . . . . . . . . . . . 11
SECTION 3.2.   Representations and Warranties of the
               Originator With Respect to Each Sale of
               Receivables . . . . . . . . . . . . . . . . . . 15


                           ARTICLE IV

                      CONDITIONS PRECEDENT

SECTION 4.1.   Conditions to Closing . . . . . . . . . . . . . 16
SECTION 4.2.   Conditions to Purchases . . . . . . . . . . . . 18

FORM 10-Q
Exhibit 2.1(l)  (continued)
                            ARTICLE V

                            COVENANTS

SECTION 5.1.   Covenants of the Originator . . . . . . . . . . 19
SECTION 5.2.   Negative Covenants of the Originator. . . . . . 24


                           ARTICLE VI

                           TERMINATION

SECTION 6.1.   Term. . . . . . . . . . . . . . . . . . . . . . 25
SECTION 6.2.   Effect of Termination . . . . . . . . . . . . . 26

                           ARTICLE VII

                         INDEMNIFICATION

SECTION 7.1.   Indemnification . . . . . . . . . . . . . . . . 26
SECTION 7.2.   Tax Indemnification . . . . . . . . . . . . . . 27
SECTION 7.3.   Additional Costs. . . . . . . . . . . . . . . . 28
SECTION 7.4.   Other Costs and Expenses. . . . . . . . . . . . 28

                          ARTICLE VIII

                          MISCELLANEOUS

SECTION 8.1.   Survival. . . . . . . . . . . . . . . . . . . . 29
SECTION 8.2.   Waivers; Amendments . . . . . . . . . . . . . . 29
SECTION 8.3.   Notices . . . . . . . . . . . . . . . . . . . . 29
SECTION 8.4.   Governing Law; Submission to Jurisdiction;
               Integration . . . . . . . . . . . . . . . . . . 30
SECTION 8.5.   Records . . . . . . . . . . . . . . . . . . . . 30
SECTION 8.6.   No Implied Waiver; Cumulative Remedies. . . . . 30
SECTION 8.7.   No Discharge. . . . . . . . . . . . . . . . . . 31
SECTION 8.8.   Prior Understandings. . . . . . . . . . . . . . 31
SECTION 8.9.   Successors and Assigns. . . . . . . . . . . . . 31
SECTION 8.10.  No Petition . . . . . . . . . . . . . . . . . . 31
SECTION 8.11.  No Recourse . . . . . . . . . . . . . . . . . . 31
SECTION 8.12.  Severability; Counterparts, Waiver of
               Setoff. . . . . . . . . . . . . . . . . . . . . 31
SECTION 8.13.  Confidentiality . . . . . . . . . . . . . . . . 32


Exhibit A      Form of Subordinated Note
Exhibit B      Description of Qualifying Receivables
Exhibit C      Officer's Certificate pursuant to Section 4.01(f)

FORM 10-Q
Exhibit 2.1(l)  (continued)

                       PURCHASE AGREEMENT

               This PURCHASE AGREEMENT, dated as of March 25, 1997 (as amended, supplemented or otherwise modified and in effect from time to time, this "Agreement"), made by and between CONE RECEIVABLES LLC, a Delaware limited liability company, as buyer (the "Buyer") and CONE MILLS CORPORATION, a North Carolina corporation, as originator (the "Originator").

                        R E C I T A L S:

               WHEREAS, subject to the terms and conditions of this Agreement, the Originator desires to sell from time to time to the Buyer, and the Buyer desires to purchase from time to time from the Originator, certain trade receivables resulting from the sale of goods or services by the Originator to its customers (the "Receivables"), subject to the terms and conditions of this Agreement.

               NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for good and sufficient consideration, the parties hereto, intending to be legally bound, do hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

               SECTION 1.1.  Cross Reference to Receivables
Purchase Agreement. Terms used herein and not defined herein shall have the meanings assigned to such terms in the Receivables
Purchase Agreement.

               SECTION 1.2.  Certain Defined Terms.  As used in
this Agreement, the following capitalized terms shall have the following meanings:

               "Additional Costs" shall have the meaning specified in Section 7.3(a).

               "Adverse Claim" shall mean a Lien or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

               "Charge-Off" shall mean a Receivable (or any portion thereof): (i) which has been identified by the Originator as uncollectible, or (ii) which, in accordance with the Credit and Collection Policy, should be written off the Originator's books as uncollectible.

FORM 10-Q
Exhibit 2.1(l)  (continued)

               "Chief Executive Office" shall mean, with respect to the Originator or the Buyer, the place where the Originator or the Buyer, as the case may be, is located, within the meaning of
Section 9-103(3)(d), or any analogous provision, of the UCC, in effect in the jurisdiction whose Law governs the perfection of the Buyer's ownership of any Purchased Asset.

               "Closing Date" shall mean March 26, 1997.

               "Collections" shall mean, for any Receivable as of any date, (i) the sum of all amounts, whether in the form of wire transfer, cash, checks, drafts, or other instruments, received by the Originator or by the Servicer or in a Permitted Lockbox or otherwise in payment of, or applied to, any amount owed by an Obligor on account of such Receivable (including but not limited to all amounts received on account of any Defaulted Receivable) on or before such date, including, without limitation, all amounts received on account of such Receivable, all Finance Charges, if any, and all other fees and charges, (ii) cash proceeds of Related Security with respect to such Receivable, and
(iii) all amounts deemed to have been received by the Originator or the Servicer as a Collection pursuant to Section 2.8(a) hereof.

               "Consolidated Subsidiary" shall mean, at any date, any subsidiary or other entity the accounts of which would be consolidated under GAAP with those of the Originator in its consolidated financial statements as of such date.

               "Expense and Tax-Sharing Agreement" shall mean the Office Space, Administrative and Office Support Services, and Tax
Agreement, dated the date of this Agreement, between the Originator and the Buyer.

               "Foreign Receivable" shall mean all receivables arising from the sale by the Originator of goods or services to Obligors located outside of the United States. For the purposes of this definition, a sale of goods or services shall be deemed to have been made to an Obligor located outside of the United States if (i) the goods are shipped by the Originator or at the Originator's direction to a facility of such Obligor which is not located within the fifty states of the United States or (ii) such Obligor is an entity existing under the laws of a jurisdiction other than the fifty states of the United States and the principal place of business of such Obligor is not located in any of the fifty states of the United States.

               "Indemnified Amounts" shall have the meaning specified in Section 7.1.

FORM 10-Q
Exhibit 2.1(l)  (continued)

               "Initial Purchase Date" means the date the first
Purchase is made pursuant to this Agreement.

               "Material Adverse Effect" shall mean, with respect to the Originator, a material adverse effect on (i) the financial condition or operations of the Originator and its Affiliates, taken as one enterprise, (ii) the ability of the Originator to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement, (iv) the Buyer's ownership of the Receivables or (v) the collectibility of the Receivables or of any significant portion of the Receivables, other than, in the case of clauses (i) through (v), such Material Adverse Effects which are the direct result of actions or omissions of the Buyer.

               "Permitted Lien" shall mean (i) a Lien imposed by any governmental agency or authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Originator in accordance with GAAP, or (ii) a carriers', warehousemen's, mechanics' or other like Lien arising in the ordinary course of business for amounts that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and for payment of which the Originator has adequately bonded or provided adequate reserves on its books in accordance with GAAP.

               "Purchase" means a purchase of Receivables together with the Related Security and Collections with respect thereto by the Buyer from the Originator pursuant to Sections 2.1 and 2.2.

               "Purchase Date" means the Initial Purchase Date and thereafter, each Business Day on which a Purchase occurs.

               "Purchase Price" shall have the meaning specified in Section 2.2(c).

               "Purchased Assets" shall mean, (i) each and every Receivable purchased hereunder, (ii) all Related Security with respect to each such Receivable, (iii) all Collections, including all cash collections and other cash proceeds, with respect thereto, and (iv) all cash and non-cash Proceeds of the foregoing.

               "Receivable" shall mean, all indebtedness owed to the Originator by any Obligor (without giving effect to any purchase under this Agreement by the Buyer at any time) under a

FORM 10-Q
Exhibit 2.1(l)  (continued)

Contract, whether or not constituting an account or a general intangible and whether or not evidenced by chattel paper or an instrument, whether now existing or hereafter arising and wherever located, arising in connection with the sale of goods or the rendering of services by the Originator and satisfying the descriptions set forth on Exhibit B to this Agreement, all monies due and to become due under such Contracts and including the right to payment of any Finance Charges and other obligations of the Obligor with respect thereto, but excluding any amount of sales tax, excise tax or other similar tax or charge incurred in connection with the sale of the goods or services which gave rise to such indebtedness; provided that the term Receivable shall not mean and shall not include any Foreign Receivables and shall not mean and shall not include receivables arising from the sale of goods or services to Levi Strauss & Co. Notwithstanding the foregoing, once a Receivable has been deemed collected pursuant to Section 2.8(a), and the Originator has complied with all of its' obligations in respect of such deemed Collections pursuant to Section 2.8(c), it will no longer constitute a Receivable hereunder.

               "Receivables Purchase Agreement" shall mean the Receivables Purchase Agreement dated the date of this Agreement by and among the Originator, as Servicer and the Buyer, as seller thereunder and Delaware Funding Corporation, as buyer thereunder as the same may be from time to time amended, modified or supplemented.

               "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended, supplemented or otherwise modified, in effect from time to time.

               "Regulatory Change" shall mean any change after the date of this Agreement in United States (federal, state or municipal) or foreign laws or regulations (including Regulation
D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks of or under any United States (federal, state or municipal) or foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

               "Related Security" shall mean with respect to any
Receivable:

               (a) all of the Originator's interest, if any, in the goods, merchandise (including returned merchandise) or equipment, if any, the sale of which by the Originator gave rise to such Receivable;

FORM 10-Q
Exhibit 2.1(l)  (continued)

               (b) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

               (c) all guarantees, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and

               (d) all Records relating to, and all service contracts and any other contracts associated with, such Receivable or the Contracts or the Obligors relating thereto.

               "Relevant UCC" shall mean the Uniform Commercial
Code as in effect from time to time in all applicable jurisdictions.

               "Responsible Officer" shall mean, with respect to any Person, the chief executive officer, chief financial officer, president, treasurer or assistant treasurer of such Person.

               "Servicer" shall mean, initially, the Originator, and any successor Servicer designated pursuant to the Receivables
Purchase Agreement.

               "Subordinated Loan" shall have the meaning specified in Section 2.2(d) hereof.

               "Subordinated Note" shall have the meaning specified in Section 2.2(d) hereof.

               "Termination Date" shall have the meaning ascribed to such term in Section 6.1.

               SECTION 1.3. Interpretation and Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole. References in this Agreement to "determination," "determine" and "determined" by the Buyer shall be conclusive absent manifest error and include good faith estimates by the Buyer (in the case of quantitative determinations), and the good faith belief of the Buyer (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise stated in this Agreement, in

FORM 10-Q
Exhibit 2.1(l)  (continued)

the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."
The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified. As used in this Agreement, the masculine, feminine or neuter gender shall each be deemed to include the others whenever the context so indicates. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms not otherwise defined herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall have the respective meanings ascribed to such terms therein unless the context otherwise clearly requires.

                           ARTICLE II

                SALES AND TRANSFERS; SETTLEMENTS

               SECTION 2.1. General Terms. On the terms and conditions hereinafter set forth, from the date the conditions precedent to the initial Purchase in Section 4.1 are satisfied to the Expiration Date under the Receivables Purchase Date, the Originator shall sell to the Buyer on each Purchase Date, without recourse, except as specifically set forth herein, all right, title and interest of the Originator in, to and under those Receivables that the Originator determines to sell hereunder on such date, along with Related Security with respect to such Receivables and Collections with respect thereto, and the Buyer agrees to purchase such Receivables, Related Security and Collections from the Originator.

               SECTION 2.2.  Purchase and Sale.  (a)  The
Originator hereby irrevocably sells, sets over, assigns, transfers and conveys to the Buyer and its successors and assigns, without recourse, except as specifically set forth herein, and the Buyer hereby accepts, purchases and receives, all of the Originator's right, title, and interest in and to the Purchased Assets, whether such Purchased Assets are now owned or hereafter created or acquired by the Originator, along with all monies, instruments, securities, documents and other property from time to time on deposit in or credited to the Lockbox Accounts relating to the Purchased Assets.

               (b) The consideration to the Originator for the initial Purchase shall be the execution and delivery by the Buyer of the Receivables Purchase Agreement on the Closing Date and the

FORM 10-Q
Exhibit 2.1(l)  (continued)

making by the Buyer thereunder of the "Initial Purchase" (as defined thereunder). The initial Purchase hereunder shall be made subject to the satisfaction of the conditions to purchase specified in Section 4.2.

               (c) The "Purchase Price" for the Purchased Assets which came into existence on or prior to the Closing Date conveyed to the Buyer under this Agreement shall be payable on the Closing Date and shall be an amount equal to 100% of the Outstanding Balance of the Receivables so conveyed, adjusted to reflect such factors as the Originator and the Buyer mutually agree will result in a Purchase Price determined to approximate the fair market value of such Purchased Assets. Such computation of the initial Purchase Price shall assume no reinvestment in new Purchased Assets. The "Purchase Price" for the Purchased Assets to be conveyed to the Buyer under this Agreement that come into existence after the Closing Date shall be payable on the Purchase Date in an amount equal to 100% of the Outstanding Balance of the Receivables so conveyed (the "New Purchased Assets"), adjusted to reflect such factors as the Originator and the Buyer mutually agree will result in a Purchase Price determined to approximate the fair market value of such New Purchased Assets.

               (d) The Purchase Price to be paid by the Buyer on the Closing Date and on each subsequent Purchase Date shall be paid (i) in cash, (ii) with the consent of the Originator, by means of capital contributed by the Originator to the Buyer in the form of a contribution of the Purchased Assets, (iii) if consented to by the Originator and in the sole discretion of the Originator, by means of a loan by the Originator to the Buyer (each a "Subordinated Loan" and collectively, the "Subordinated Loans") evidenced by the subordinated note (the "Subordinated Note") in the form attached hereto as Exhibit A. The Subordinated Loans shall be made on a revolving basis from time to time during the term of this Agreement as the Buyer may from time to time request and the Originator shall agree for the sole purpose of purchasing Receivables from the Originator. Interest on and principal of the Subordinated Note shall be payable in the amounts and at the times specified in the Subordinated Note. The Originator shall maintain records of the date and amounts of each Subordinated Loan and payments thereon on the grid attached to the Subordinated Note.

               (e)  The sale of the Purchased Assets by the
Originator hereunder shall be made without recourse except as specifically provided herein.

               (f) No obligation or liability of the Originator to any Obligor or any third party under any Receivable or

FORM 10-Q
Exhibit 2.1(l)  (continued)

Contract purchased by the Buyer shall be assumed by the Buyer, and any assumption is hereby expressly disclaimed. The Buyer shall be indemnified by the Originator in accordance with Section
7.1 hereof in respect of any losses, claims, damages, liabilities, costs or expenses arising out of or incurred in connection with any Obligor's assertion of such obligation or liability against the Buyer.

               SECTION 2.3. Transfers and Assignments. (a) It is the intention of the parties hereto that each Purchase made hereunder shall constitute a sale and assignment, which sales and assignments are absolute, irrevocable and without recourse except as specifically provided herein and shall provide the Buyer with the full benefits of ownership of the Receivables and the other related Purchased Assets. In the event that such Purchase is deemed to constitute a pledge rather than a sale and assignment of the aforementioned property, then (i) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC and (ii) the Originator does hereby grant to the Buyer a first priority perfected security interest in and to and lien on all of the Originator's right, title and interest in, to and under the Purchased Assets. The Originator and the Buyer shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Receivables, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. The possession by the Buyer or its transferee or agent of notes and such other goods, letters of credit, advices of credit, money, documents, instruments, chattel paper or certificated securities related thereto shall be deemed to be "possession by the secured party" for purposes of perfecting such security interest pursuant to the Relevant UCC (including, without limitation, Section 9-305 thereof). Notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, bailees or agents (as applicable) of, the Buyer or its transferee for the purpose of perfecting such security interest under the Relevant UCC and other applicable laws. The sale and conveyance hereunder of the Purchased Assets does not constitute an assumption by the Buyer or its successors and assigns of any obligations of the Originator to Obligors or to any other Person in connection with Receivables or under any agreement or instrument relating to the Receivables.

               (b) In connection with the sale and transfer under Section 2.2(a), the Originator agrees to record and file,

FORM 10-Q
Exhibit 2.1(l)  (continued)

at its own expense, financing statements, with respect to the Purchased Assets now existing and hereafter created or acquired, suitable to reflect the transfer of chattel paper, amounts and general intangibles (each as defined in Article 9 of the Relevant
UCC) and meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the sale, transfer and assignment of the Purchased Assets to the Buyer, and to deliver a file-stamped copy of such financing statements or other evidence of such filing satisfactory to the Buyer on or prior to the applicable Purchase Date. In addition to, and without limiting the foregoing, the Originator shall, upon the request of the Buyer, in order to accurately reflect this transaction, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant to Section 8.9 hereof) as may be reasonably requested by the Buyer.

               (c) The Originator shall maintain its books and records so that such records that refer to a Receivable shall indicate clearly that the Originator's right, title and interest in such Receivable has been sold to the Buyer and mark its master data processing records with a notation describing the acquisition (or assignment) by, the Buyer of the Purchased Assets, as the Buyer may reasonably request. Indication of the Buyer's interest in a Receivable shall be deleted from or modified on the Originator's records when, and only when, the Receivable shall have been paid in full or the Buyer's interest in such Receivable shall have been repurchased or repaid by the Originator hereunder. In addition, the Originator shall maintain its computer systems so that the Originator's master computer records (including any back-up archives) that refer to a Receivable shall indicate clearly that such Receivable has been sold to the Buyer pursuant to this Agreement and that an interest in such Receivable has been transferred and assigned by the Buyer hereunder to Delaware Funding Corporation as Buyer under the Receivables Purchase Agreement. The Originator will at all times keep or cause to be kept at its Chief Executive Office or at an office of the Servicer designated in advance to the Buyer, each writing or Record which evidences, and which is necessary or desirable to establish or protect, including such books of account and other Records as will enable the Buyer or its designee to determine at any time the status of, the Purchased Assets of the Buyer in each Receivable. The Originator shall at its own expense prepare and maintain machine-readable magnetic tapes in such format as the Originator customarily maintains its records; provided, however, that upon a upon the request of the Buyer, the Originator shall, within 15 days of such request, prepare such records in such format as may be required to permit or facilitate the needs of the Buyer.

FORM 10-Q
Exhibit 2.1(l)  (continued)

               SECTION 2.4.  Protection of Ownership of the
Buyer.

               (a) The Originator will, on or prior to each Purchase, and with respect to all Receivables that are sold pursuant to Section 2.1 hereof after the initial Purchase, on each respective date such Receivables are sold, place an appropriate code or notation in its Records to indicate that each such Receivable has been sold to the Buyer hereunder.

               (b) The Originator agrees that from time to time, at its expense, it shall promptly execute and deliver all additional instruments and documents and take all additional action that the Buyer may reasonably request in order to perfect the interests of the Buyer in and to, or to protect, the Purchased Assets or to enable the Buyer to exercise or enforce any of its rights hereunder. To the fullest extent permitted by applicable law, the Buyer shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Originator's signature in such cases where the Originator is obligated hereunder or under the Relevant UCC to sign such statements, amendments or assignments if, after written notice to the Originator, the Originator shall have failed to sign such continuation statements, amendments or assignments within ten (10) Business Days after receipt of such notice from the Buyer. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

               (c) At any reasonable time and from time to time at the Buyer's reasonable request and upon seven days prior notice to the Originator, the Originator shall permit such Person as the Buyer may designate, at such Person's expense, to conduct audits or visit and inspect any of the properties of the Originator to examine the Records, internal controls and procedures maintained by the Originator with respect to the Receivables and take copies and extracts therefrom, and to discuss the Originator's affairs with its officers, employees and, upon notice to the Originator, independent accountants. The Originator hereby authorizes such officers, employees and independent accountants to discuss with the Buyer the affairs of the Originator. Any audit provided for herein shall be conducted in accordance with Originator's rules respecting safety and security on its premises and without materially disrupting operations.

               SECTION 2.5.  Payment of Collections and Deemed
Collections. If the Originator shall receive any Collections with respect to Receivables which have been sold to the Buyer

FORM 10-Q
Exhibit 2.1(l)  (continued)

pursuant to this Agreement or shall be deemed to have received any Collections under the provisions of Section 2.8 hereof, the Originator shall hold such Collections or cash in an amount equal to the deemed Collection in trust for the Buyer and shall pay such amounts to the Buyer as soon as practicable, but in no event more than two Business Days after receipt thereof or the deemed Collection thereof.

               SECTION 2.6. Mandatory Repurchase Under Certain Circumstances. The Originator shall repurchase from the Buyer
(i) all Receivables constituting Purchased Assets if at any time, as determined by written advice of counsel, the Buyer or its assignee shall cease to have a perfected ownership interest or a first priority perfected security interest in all of the Purchased Assets, free and clear of any Lien and (ii) any Receivables that the Buyer determines were not, at the time of their Purchase hereunder, Eligible Receivables, in each case within five days of notice by the Buyer of its exercise of a repurchase right under this Section 2.6. The Repurchase Amount shall be paid upon the repurchase by the Originator to the Buyer under this Section 2.6 shall be an amount equal to the Aggregate Unpaids.

               SECTION 2.7.  Dilution.  If the Outstanding
Balance of a Receivable is either (i) reduced or cancelled as a result of any (a) refunded item, (b) defective or rejected goods or services, any cash discount or of any adjustment by the Originator, or (ii) reduced or cancelled as a result of a set off in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Originator shall pay to the Buyer on such day the amount of such reduction or, if such transferred Receivable is cancelled, the amount of the Outstanding Balance thereof, together with the Finance Charges accrued thereon through such day.
               SECTION 2.8.  Deemed Collections.

               (a) If on any day the Outstanding Balance of a Receivable is (w) reduced or canceled as a result of any defective or rejected goods or services, any cash discount or any adjustment by the Originator, or (x) reduced or canceled as a result of a set-off in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (y) reduced or canceled as a result of any forgiveness of the obligation or of any adjustment by the Originator, or (z) otherwise reduced or canceled as a result of any Dilution Factor with respect to such Receivable, the Originator shall be deemed to have received on such day a Collection of such Receivable in the amount of such

FORM 10-Q
Exhibit 2.1(l)  (continued)

reduction or cancellation. If on any day any of the representations or warranties in Section 3.1 or 3.2 hereof is no longer true or was not true when made with respect to a Receivable, the Originator shall be deemed to have received on such day a Collection of such Receivable in full.

               (b) If the Buyer determines that any Receivable, on the date of its Purchase was not an Eligible Receivable, the Originator shall, on the date of discovery by or notice to the Originator of such fact, be deemed to have received on such day a Collection of such Receivable in full.

               (c) Any Collections deemed to be received by the Originator pursuant to Section 2.8(a) or (b) hereof shall be held and distributed, as provided in Section 2.5, and shall be used to make calculations and determinations hereunder, to the same extent as if such Collections had actually been received. So long as the Originator shall hold any Collections or deemed Collections required to be paid to the Buyer or its agent, it shall hold such Collections in trust for such Person.

               SECTION 2.9. Transfers by Buyer. The Originator acknowledges and agrees that (a) the Buyer may, pursuant to the Receivables Purchase Agreement, sell the Purchased Assets and assign its rights under this Agreement to Delaware Funding Corporation as Buyer under the Receivables Purchase Agreement and
(b) the representations and warranties contained in this Agreement and the rights of the Buyer under this Agreement are intended to benefit the Buyer under the Receivables Purchase Agreement. The Originator hereby consents to all such sales and assignments.

                           ARTICLE III

                 REPRESENTATIONS AND WARRANTIES

               SECTION 3.1.  Representations and Warranties of
Originator. The Originator represents and warrants to the Buyer on and as of the Closing Date and as of each Purchase Date that:

               (a)  Organization and Qualification.  The
Originator is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Originator is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of its properties or the nature of its activities (including transactions giving rise to Receivables), or both, requires it to be so qualified or, if not so qualified,

FORM 10-Q
the failure to so qualify would not have a material adverse effect on its financial condition or results of operations.

               (b)  Authorization.  The Originator has the
corporate power and authority to execute and deliver the Purchase
Documents, to make the sales provided for herein and to perform its obligations hereunder and thereunder.

               (c) Execution and Binding Effect. Each of the Purchase Documents to which the Originator is a party has been duly and validly executed and delivered by the Originator and (assuming the due and valid execution and delivery thereof by the other parties thereto), constitutes a legal, valid and binding obligation of the Originator enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors, rights or by general principles of equity, and will vest absolutely and unconditionally in the Buyer a valid undivided ownership interest in the Receivables purported to be assigned thereby, subject to no Liens whatsoever. Upon the filing of the necessary financing statements under the Relevant UCC, the Buyer's ownership interest in the Receivables will be perfected under Article Nine of such UCC, prior to and enforceable against all creditors of and purchasers from the Originator and all other Persons whatsoever (other than the Buyer and its successors and assigns).

               (d)  Authorizations and Filings.  No
authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any governmental body, agency or official is or will be necessary or, in the opinion of the Originator, advisable in connection with the execution and delivery by the Originator of the Purchase Documents, the consummation by the Originator of the transactions herein or therein contemplated or the performance by the Originator of or the compliance by the Originator with the terms and conditions hereof or thereof, to ensure the legality, validity or enforceability hereof or thereof, or to ensure that the Buyer will have an undivided ownership interest in and to the Receivables which is perfected and prior to all other Liens (including competing ownership interests), other than the filing of financing statements under the UCC in the jurisdiction of the Originator's Chief Executive Office.

               (e) Absence of Conflicts. Neither the execution and delivery by the Originator of the Purchase Documents, nor the

FORM 10-Q
Exhibit 2.1(l)  (continued)

consummation by the Originator of the transactions herein or therein contemplated, nor the performance by the Originator of or the compliance by the Originator with the terms and conditions hereof or thereof, will (i) violate any Law or (ii) conflict with or result in a breach of or a default under (A) the Articles of Incorporation or By-laws of the Originator or (B) any agreement or instrument, including, without limitation, any and all indentures, debentures, loans or other agreements to which the Originator is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, which would have a material adverse effect on the financial position or results of operations of the Originator or result in rendering any debt evidenced thereby due and payable prior to its maturity or result in the creation or imposition of any Lien pursuant to the terms of any such instrument or agreement upon any property (now owned or hereafter acquired) of the Originator. The Originator has not entered into any agreement with any Obligor prohibiting, restricting or conditioning the assignment of any portion of the Receivables.

               (f) Location of Chief Executive Office, etc. As of the date hereof: (i) the Originator's Chief Executive Office is located at the address for notices set forth in Section 8.3 hereof; (ii) the Originator has only the Subsidiaries and divisions listed on Exhibit L to the Receivables Purchase Agreement; (iii) the offices where the Originator keeps all of its Records are listed on Exhibit L to the Receivables Purchase Agreement; and (iv) the Originator has, within the last 5 years, operated only under the trade names identified in Exhibit L to the Receivables Purchase Agreement; and, within the last 5 years, has not changed its name, merged or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy), except as disclosed in Exhibit L to the Receivables Purchase Agreement.

               (g)  Accurate and Complete Disclosure.  No
information furnished in writing by the Originator to the Buyer pursuant to or in connection with this Agreement or any transaction contemplated hereby is false or misleading in any material respect as of the date as of which such information was furnished (including by omission of material information necessary to make such information not misleading).

               (h) No Proceedings. There are no proceedings or investigations pending, or to the knowledge of the Originator, threatened, before any Official Body (A) asserting the invalidity of the Purchase Documents, (B) seeking to prevent the , consummation of any of the transactions contemplated by the Purchase Documents, or (C) seeking any determination or ruling

FORM 10-Q
Exhibit 2.1(l)  (continued)

that might materially and adversely affect (i) the performance by the Originator or the Buyer of its obligations under the Purchase
Documents or (ii) the validity or enforceability of the Purchase
Documents, the Contracts or any material amount of the Receivables.

               (i) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

               (j) Financial Condition. (x) The consolidated balance sheet of the Originator and its Consolidated Subsidiaries as at December 29, 1996 and the related statements of operations and cash flows of the Originator and its Consolidated Subsidiaries for the fiscal year then ended, certified by McGladrey & Pullen LLP, independent accountants, copies of which have been furnished to the Buyer, fairly present the consolidated financial position of the Originator and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of and changes in consolidated cash flows of the Originator and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP and (y) since December 29, 1996, there has been no material adverse change in any such financial condition or results of operations or in the Originator's ability to perform its obligations under the Purchase Documents, except as set forth on Schedule 2 of the Disclosure Schedule attached to the Receivables Purchase Agreement.

               (k) Litigation. No injunction, decree or other decision has been issued or made by any Official Body that prevents, and to the knowledge of the Originator, no threat by any Person has been made to attempt to obtain any such decision that would have a material adverse impact on, the conduct by the Originator of a significant portion of the Originator's business operations or any portion of its business operations affecting the Receivables, and no litigation, investigation or proceeding of the type referred to in Section 5.1(i) exists except as set forth on Schedule 3 of the Disclosure Schedule attached to the Receivables Purchase Agreement.

               (l) Margin Regulations. The use of all funds acquired by the Originator under this Agreement will not conflict with or contravene any of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, as the same may from time to time be amended, supplemented or otherwise modified.

               (m) ERISA. No event or condition is occurring or exists with respect to any Plan or Multiemployer Plan concerning

FORM 10-Q
Exhibit 2.1(l)  (continued)

which the Originator would be under an obligation to furnish a report to the Buyer in accordance with Section 5.1(n) hereof.

                (n) Taxes. All United States Federal income tax returns of the Originator and its Consolidated Subsidiaries have been examined and closed through the Fiscal Year ended January 2, 1994. The Originator and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Originator or any of its Consolidated Subsidiaries. The charges, accruals and reserves on the books of the Originator and its Consolidated Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Originator, adequate.

               (o)  Books and Records.  The Originator has
indicated on its books and records (including any computer files) that the Purchased Assets are the property of the Buyer.

               (p)  Permitted Lockbox Banks.  The names and
addresses of all Permitted Lockbox Banks, together with the numbers of all Lockbox Accounts at such Permitted Lockbox Banks and the addresses of all related Permitted Lockboxes, as are specified in Schedule 4 of the Disclosure Schedule attached to the Receivables Purchase Agreement (or such other Permitted Lockbox Banks, Lockbox Accounts and/or Permitted Lockboxes as have been notified by the Originator to the Buyer.)

               (q)  Investment Company.  The Originator is not an
"investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               (r)  Separate Existence.  The Originator is
entering into the transactions contemplated by this Agreement in reliance on the Buyer's identity as a separate legal entity from the Originator and each of its Affiliates, and acknowledges that the Buyer and the other parties to the Purchase Documents are similarly entering into the transactions contemplated by the other Purchase Documents in reliance on the Buyer's identity as a separate legal entity from the Originator and each such other Affiliate.

               SECTION 3.2. Representations and Warranties of the Originator With Respect to Each Sale of Receivables. By selling Receivables to the Buyer on each Purchase Date, the Originator represents and warrants to the Buyer as of each such Purchase Date and only as to Receivables sold by the Originator

FORM 10-Q
Exhibit 2.1(l)  (continued)

to the Buyer hereunder on such Purchase Date (in addition to its other representations and warranties contained herein or made pursuant hereto) that:

               (a)  Assignment.  This Agreement vests in the
Buyer all the right, title and interest of the Originator in and to the Purchased Assets, and constitutes a valid sale of the Purchased Assets enforceable against all creditors of and purchasers from the Originator.

               (b) No Liens. Each Receivable, together with the related Contract and all purchase orders and other agreements related to such Receivable, is owned by the Originator free and clear of any Lien (other than any Permitted Liens), and when the Buyer makes a purchase of Purchased Assets it shall have acquired and shall continue to have maintained an undivided percentage ownership interest in such Receivable and in the Related Security and the Collections with respect thereto free and clear of any Lien (other than (x) the Lien arising in connection with this Agreement, (y) any Permitted Liens). The Originator has not and will not have sold, pledged, assigned, transferred or subjected to a Lien any of the Receivables, other than the assignment of the Purchased Assets to the Buyer.

               (c) Filings. On or prior to each Purchase Date, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Purchased Assets against all creditors of and purchasers from the Originator and all other Persons whatsoever have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings have been paid in full.

               (d) Credit and Collection Policy. The Originator has complied in all material respects with the Credit and Collection Policy in regard to each Receivable and related
Contract.

               (e) Nature of Receivables. Each Receivable is, or will be, an account receivable or other obligation representing all or part of the sales price of merchandise, insurance and services within the meaning of Section 3(c)(5)(A) promulgated under the Investment Company Act of 1940, as amended from time to time, and a purchase of each Receivable with the proceeds of Commercial Paper would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended from time to time.

               (f)  Eligible Receivables.  Each Receivable

FORM 10-Q
Exhibit 2.1(l)  (continued)

classified as an "Eligible Receivable" by the Originator in any document or report delivered pursuant to any Program Document satisfies the requirements of eligibility contained in the definition of Eligible Receivable.


                           ARTICLE IV

                      CONDITIONS PRECEDENT

               SECTION 4.1.  Conditions to Closing.  On or prior
to the Closing Date, the Originator shall deliver to the Buyer the following documents and instruments, all of which shall be in form and substance acceptable to the Buyer:

               (a) A copy of the resolutions of the Board of Directors of the Originator certified by the Originator's secretary authorizing the execution, delivery and performance of this Agreement and the other documents to be delivered by the Originator approving the transactions contemplated hereby and thereby;

               (b)  The Articles of Incorporation of the
Originator certified as of a date reasonably near the date hereof by the Secretary of State or other similar official of the Originator's jurisdiction of incorporation;

               (c)  A good standing certificate for the
Originator issued by the Secretary of State or other similar official of the state of the Originator's jurisdiction of incorporation, certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement and certificates of the appropriate state official in each jurisdiction specified by the Buyer as to the absence of any tax Liens against the Originator under the Laws of such jurisdiction, each such certificate to be dated a date reasonably near the date hereof;

               (d)  A certificate of the secretary of the
Originator certifying (i) the names and signatures of the officers authorized on its behalf to execute, and the officers and other employees authorized to perform, this Agreement and any other documents to be delivered by the Originator hereunder (on which certificate the Buyer may conclusively rely until such time as the Buyer shall receive from the Originator a revised certificate meeting the requirements of this clause (d)(i)) and
(ii) a copy of the Originator's By-laws;

FORM 10-Q
Exhibit 2.1(l)  (continued)

               (e) Acknowledgment copies of proper financing statements (Form UCC-1) dated a date reasonably near to the date of the initial Purchase hereunder (i) the Originator as the debtor of Receivables and the Buyer as the secured party or other similar instruments or documents as may be necessary or, in the opinion of the Buyer, desirable under the UCC of all appropriate jurisdictions to evidence or perfect the Buyer's ownership interest in all Receivables;

               (f) Acknowledgment copies of proper financing statements (Form UCC-3) necessary to release all security interests and other rights of any person in Receivables previously granted by the Originator;

               (g) Certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to Buyer) dated a date reasonably near the date of the initial Purchase listing all effective financing statements which name the Originator (under its present name and any previous name) as debtor and which are filed in jurisdictions in which the filings were made pursuant to item (e) above, together with copies of such financing statements;

               (h) Copies of Lockbox Servicing Instructions (to the extent available) and all other agreements previously given or entered into with each of the Permitted Lockbox Banks;

               (i) Undated duly executed letters (a "Lockbox-Transfer Letter") from the Originator as Servicer under the Receivables Purchase Agreement, addressed to each Permitted Lockbox Bank substantially in the form of Exhibit H to the Receivables Purchase Agreement;

               (j)  Favorable opinions of Lindy Bode Aucoin
counsel for the Originator dated the Closing Date as to corporate, enforceability, perfection, tax and other matters, in form and substance acceptable to the Buyer;

               (k)  An opinion of counsel acceptable to the
Originator and which specifically allows reliance thereon by the Originator's outside auditors with respect to the treatment of the transfer of the Receivables from the Originator to the Buyer as provided in this Agreement as a true sale;

               (l)  Officer's certificate executed by a
Responsible Officer of the Originator in form and substance acceptable to the Buyer;

               (m) Executed copies of the Subordinated Note and of the Officer's Certificate attached hereto as Exhibit C;

FORM 10-Q
Exhibit 2.1(l)  (continued)

               (n)  An executed copy of the Expense and Tax-
Sharing Agreement;

               (o) An executed copy of the Omnibus Termination and Release and Reconveyance dated the Closing Date, by an between the Originator and Delaware Funding Corporation; and

               (p)  Such other documents as the Buyer may
reasonably request.

               SECTION 4.2.  Conditions to Purchases.  The
Buyer's obligation to make a Purchase on any Purchase Date shall be subject to satisfaction of the following applicable conditions precedent:

               (a)  the truth and correctness of:

               (i)  the representations and warranties in Section
               3.1 hereof as of such Purchase Date, as though made on and as of such date, and

               (ii)  the representations and warranties in
               Section 3.2 of this Agreement, as though made on and as of such date;

               (b) the Originator shall have taken all actions necessary or advisable to maintain a perfected first priority security interest of the Buyer in and to the Purchased Assets (including in and to the Receivables purchased on such Purchase
Date);

               (c) the satisfactory completion by the Buyer of any due diligence determined necessary by the Buyer with respect to the Receivables and the related Obligors and Contracts being Purchased on such date;

               (d) the receipt by the Buyer of all approvals, opinions or other documents as the Buyer shall have reasonably requested.

                            ARTICLE V

                            COVENANTS

               SECTION 5.1.  Covenants of the Originator.  At all
times during the term of this Agreement, unless the Buyer shall otherwise consent in writing:

               (a)  Notice of Material Adverse Change.  Promptly

FORM 10-Q
Exhibit 2.1(l)   (continued)

upon becoming aware thereof, the Originator shall give the Buyer notice of any material adverse change in the business, operations or financial condition of the Originator, as the case may be, which reasonably could affect adversely the collectibility of the Receivables or the ability to service such Receivables in order to verify compliance with this Section 5.1(a) and otherwise verify compliance with this Agreement, the Originator shall mail the following to the Buyer:


               (i)  as soon as practicable and in any event
               within 45 days following the close of each fiscal quarter, excluding the last fiscal quarter, of each Fiscal Year during the term of this Agreement, an unaudited consolidated balance sheet of the Originator as at the end of such quarter and unaudited consolidated statements of income and cash flows of the Originator for such quarter and for the fiscal year through such quarter, setting forth in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year, together with notes thereto as are required to be included therein in accordance with GAAP or applicable Securities and Exchange Commission requirements, all in reasonable detail and certified by the chief financial officer of the Originator, subject to adjustments of the type which would occur as a result of a year-end audit, as having been prepared in accordance with GAAP; and

               (ii) as soon as practicable and in any event within 90 days after the close of each Fiscal Year during the term of this Agreement, a consolidated balance sheet of the Originator as at the close of such fiscal year and consolidated statements of income and cash flows of the Originator for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and certified (with respect to the consolidated financial statements) by independent certified public accountants of recognized standing selected by the Originator and reasonably satisfactory to the Buyer (which shall include McGladrey & Pullen LLP), whose certificate or opinion accompanying such financial statements shall not contain any qualification, exception or scope limitation not satisfactory to the Buyer.

FORM 10-Q
Exhibit 2.1(l)  (continued)

               (b) Preservation of Corporate Existence. The Originator shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect
(i) the interests of the Buyer hereunder or (ii) the ability of the Originator to perform its obligations under the Purchase Documents.

               (c) Compliance with Laws. The Originator shall comply in all material respects with all Laws applicable to it, its business and properties, and all Receivables related to the Purchased Assets.

               (d)  Enforceability of Obligations.  The
Originator shall take such actions as are reasonable and within its power to ensure that, with respect to each Receivable, the obligation of any related Obligor to pay the unpaid balance of such Receivable in accordance with the terms of the related Contract remains legal, valid, binding and enforceable against such obligor.

               (e) Books and Records. The Originator shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of all Related Security and Collections of and adjustments to each existing Receivable).

               (f) Fulfillment of Obligations. The Originator will duly observe and perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed under or in connection with the Receivables, will duly observe and perform all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, will do nothing to impair the rights, title and interest of the Buyer in and to the Purchased Assets and will pay or cause to be paid when due any taxes, including without limitation any sales tax, excise tax or other similar tax or charge, payable in connection with the Receivables and their creation and satisfaction.

FORM 10-Q
Exhibit 2.1(l)  (continued)

               (g) Customer List. The Originator shall at all times maintain a current list (which may be stored on magnetic tapes or disks) of all Obligors under Contracts related to Receivables, including the name, address, telephone number and account number of each such Obligor. The Originator shall within five Business Days after the Closing Date deliver a list containing all of such information as of the Closing Date to the Buyer and shall in connection with each Monthly Report provide updated information as provided in the Receivables Purchase Agreement. The Originator shall also deliver or cause to be delivered a copy of such list to the Buyer as soon as practicable following the Buyer's request.

               (h) Copies of Reports, Filings, Opinions, etc. The Originator and the Guarantor shall furnish to the Buyer, as soon as practicable after the issuance, sending or filing thereof, copies of all proxy statements, financial statements, reports and other communications, if any, which the Originator sends to its security holders, and copies of all regular, periodic and special reports, if any, which the Originator files with the Securities and Exchange Commission or with any securities exchange on Forms 10-K, 10-Q, 8-K or any successor forms thereto.

               (i) Litigation. As soon as possible, and in any event within ten Business Days of the Originator's knowledge thereof, the Originator shall give the Buyer notice of (i) any litigation, investigation or proceeding against the Originator which may exist at any time which, in the reasonable judgment of the Originator, could have a material adverse effect on the financial condition or results of operations of the Originator or impair the ability of the Originator to perform its obligations under the Purchase Documents and (ii) any material adverse development in any such previously disclosed litigation.

               (j) Notice of Relocation. The Originator shall give the Buyer 45 days' prior written notice of any relocation of its respective Chief Executive Office if, as a result of such relocation, the applicable provisions of the UCC of any applicable jurisdiction or other applicable Laws would require the filing of any amendment of any previously filed financing statement or continuation statement or of any new financing statement. The Originator will at all times maintain its Chief Executive Office within a jurisdiction in the United States in which Article Nine of the UCC (1972 or later revision) is in effect as of the date hereof or the date of any such relocation.

               (k) Further Information. The Originator shall furnish or cause to be furnished to the Buyer such other

FORM 10-Q
Exhibit 2.1(l)  (continued)

information as promptly as practicable, and in such form and detail, as the Buyer may reasonably request.

               (l)  Treatment of Purchase.  For accounting
purposes, the Originator shall treat each Purchase hereunder as a sale of Purchased Assets. The Originator shall also maintain its records and books of account in a manner which clearly reflects each such sale to the Buyer and the Buyer's investment therein.

               (m) Fees, Taxes and Expenses. The Originator shall pay all filing fees, stamp taxes, other taxes (other than taxes imposed directly on the overall net income of the Buyer) and expenses, including the fees and expenses set forth in
Section 7.4 hereof, if any, which may be incurred on account of or arise out of the Purchase Documents and transactions entered into pursuant to the Purchase Documents.

               (n) Administrative and Operating Procedures. The Originator shall maintain and implement administrative and operating procedures adequate to permit the identification of the Receivables and all collections and adjustments attributable thereto and shall comply in all material respects with the Credit and Collection Policy in regard to each Receivable and related Contract.

               (o)  ERISA Events.

               (i) Promptly on becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Originator or any ERISA Affiliate or any combination of such entities in excess of $5,000,000, the Originator shall give the Buyer a written notice specifying the nature thereof, what action the Originator or any ERISA Affiliate has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

               (ii)  Promptly upon receipt thereof, the
               Originator shall furnish to the Buyer copies of
               (i) all notices received by the Originator or any ERISA Affiliate of the PBGC's intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Originator or any ERISA Affiliate from the

FORM 10-Q
Exhibit 2.1(l)  (continued)

               sponsor of a Multiemployer Plan pursuant to
               Section 4202 of ERISA involving a withdrawal liability in excess of $5,000,000; and (iii) all funding waiver requests filed by the Originator or any ERISA Affiliate with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $5,000,000, and all communications received by the Originator or any ERISA Affiliate from the Internal Revenue Service with respect to any such funding waiver request.

               (p) Collections. The Originator shall instruct all Obligors to cause all Collections to be mailed to a Permitted
Lockbox.

               (q) Notice of Ratings Change. The Originator shall give the Buyer prompt notice of any change in the ratings of the Originator's commercial paper or long term debt securities by Moody's or S&P.

               (r) Insurance. The Originator shall, and shall cause each of its Consolidated Subsidiaries to maintain insurance with financially sound and reputable insurers on all property, in such amount and covering such risks, as are adequate and reasonable for the businesses in which the Originator and its Consolidated Subsidiaries are engaged.

               (s)  Compliance with Credit and Collection Policy.
The Originator shall comply in all material respects with the Credit and Collection Policy with respect to each Receivable and related Contract.

               (t)  Software.  The Originator shall use its
reasonable efforts to enable each of the Buyer, any agent of the Buyer and the Servicer (whether by license, sublicense, assignment or otherwise) to use all of the computer software used to account for the Receivables to the extent necessary to administer the Receivables.

               (u) Separate Identity. The Originator shall take all actions required to maintain the Buyer's status as a separate legal entity, including, without limitation, (i) not holding the Buyer out to third parties as other than an entity with assets and liabilities distinct from the Originator and the Originator's Affiliates; (ii) not holding itself out to be responsible for the debts of the Buyer or, other than by reason of being the sole Member of the Buyer, for any decisions or actions relating to the

FORM 10-Q
Exhibit 2.1(l)  (continued)

Buyer; (iii) prepare separate financial statements for the Buyer (which shall disclose the effect of the transaction between the Originator and the Buyer hereunder in accordance with GAAP);
(iv) cause any financial statements consolidated with those of the Buyer to state that the Buyer is a separate legal entity with its own separate creditors which, in any liquidation of the Buyer, will be entitled to be satisfied out of the Buyer's assets prior to any value in the Buyer becoming available to the Buyer's equity holders; (v) taking such other actions as are necessary on its part to ensure that all corporate procedures required by its certificate of incorporation and by-laws and by the Operating Agreement of the Buyer are duly and validly taken; (vi) keeping correct and complete records and books of account; and (vii) not acting in any other manner that could foreseeable mislead others with respect to the Buyer's separate identity.

               (v) Subordinated Note. The Originator shall not transfer the Subordinated Note to any Person.

               SECTION 5.2.  Negative Covenants of the
Originator. During the term of this Agreement, unless the Buyer shall otherwise consent in writing (which consent the Buyer agrees will not be unreasonably withheld) the Originator shall not:

               (a) Statement for and Treatment of the Sales. Prepare any financial statements for financial accounting or reporting purposes which shall account for the transactions contemplated hereby in any manner other than as a sale of the Purchased Assets to the Buyer.

               (b) No Rescissions or Modifications. Rescind or cancel any Receivable or related Contract or modify any terms, or provisions thereof or grant any Dilution Factors to an Obligor, except in accordance with the Credit and Collection Policy or otherwise with the prior written consent of the Buyer.

               (c) No Liens. Cause any of the Receivables or related Contracts, or any inventory or goods the sale of which may give rise to a Receivable, or any Permitted Lockbox or Lockbox Account or any right to receive any payments received therein or deposited thereto, to be sold, pledged, assigned or transferred or to be subject to a Lien, other than the sale and assignment of the Purchased Assets therein to the Buyer and the Liens created in connection with the transactions contemplated by this Agreement; provided, that the Originator may cause inventory, the sale of which may give rise to a Receivable, to be subject to a Lien if (i) the security agreement, related financing statements and any other related documents specifically

FORM 10-Q
Exhibit 2.1(l)  (continued)

exclude from such Lien the proceeds of such inventory and
(ii),the Buyer has reviewed such security agreement, financing statements and related documents and found such documents to be reasonably satisfactory to exclude from such Lien the proceeds of any such inventory.

               (d)  Consolidations, Mergers and Sales of Assets.
(i) Consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that the Originator may merge with another Person if (A) the Originator is the corporation surviving such merger and (B) immediately after and giving effect to such merger, no Termination Event or Potential Termination Event shall have occurred and be continuing.

               (e)  No Changes.   Make any change in the
character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any Receivable, or make any material change in the Credit and Collection Policy which would impair the collectibility of any Receivable or would have a material adverse effect on the Originator without prior written notification to and consent of the Buyer, or change its name, identity or corporate structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-402(7) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have given the Buyer at least 45 days' prior written notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading.

               (f) Change in Payments or Deposits of Payments. Add or terminate any Person as a Permitted Lockbox Bank from those Persons listed in Schedule 4 of the Disclosure Schedule attached to the Receivables Purchase Agreement, or permit any change in the location of any Permitted Lockbox or the location or account number of any Lockbox Account, or make any change in the instructions, to its Obligors regarding payments to be made to the Originator or payments to be made to any Permitted Lockbox.

               (g) ERISA Matters. Permit any event or condition which is described in any of clauses (i) through (vi), clause
(viii) or clause (x) of the definition of Event of Termination to occur or exist with respect to any Plan or Multiemployer Plan if

FORM 10-Q
Exhibit 2.1(l)  (continued)

such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months involve the payment of money by or an incurrence of liability of the Originator or any ERISA
Affiliate in an amount in excess of $10,000,000.

               (h) No Resignation or Assignment of Membership. Resign as the Member of the Buyer or assign its interest in the Buyer or any portion thereof to any other entity or take any action seeking to amend the Operating Agreement or any of the Originator's rights, interests or obligations thereunder.

               (i) No Action for Dissolution. Take any action to dissolve the Buyer so long as this Agreement is in effect.

                           ARTICLE VI

                           TERMINATION

               SECTION 6.1. Term. This Agreement shall commence as of the date of execution and delivery hereof and shall continue in full force and effect until the earlier of (a) the termination of the Receivables Purchase Agreement unless extended by the Seller in its sole discretion and (b) upon the occurrence of any of the following events: the Buyer or the Originator shall (i) become insolvent, (ii) experience an Event of Bankruptcy, or (iii) become unable for any reason to convey or reconvey Receivables in accordance with the provisions of this Agreement (any such date set forth in clause (a) or (b) hereof being a "Termination Date"); provided, however, that (i) the termination of this Agreement pursuant to this Section 6.1 shall not discharge any Person from any obligations incurred prior to such termination, including, without limitation, any obligations to repurchase Receivables sold prior to such termination pursuant to Section 2.6, 2.7 or 2.8 hereof and (ii) the indemnification and payment provisions set forth in Article VII hereof and the provisions and agreement set forth in Section 8.10 hereof shall be continuing and shall survive termination of this Agreement. Neither the Originator nor the Buyer will extend the term of this Agreement with an intent to mitigate losses on the Receivables previously sold by the Originator to the Buyer hereunder.

               SECTION 6.2.  Effect of Termination.  No
termination or rejection or failure to assume the executory obligations of this Agreement in the Event of Bankruptcy of the Originator or the Buyer shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including, without limitation, pretermination breaches of representations and warranties by the Originator or the Buyer.

FORM 10-Q
Exhibit 2.1(l)  (continued)

                           ARTICLE VII

                         INDEMNIFICATION

               SECTION 7.1. Indemnification. Without limiting any other rights which the Buyer may have hereunder or under applicable law, the Originator hereby agrees to indemnify the Buyer and its officers, directors, agents, successors and assigns (the "Indemnified Parties"; each, an "Indemnified Party") from and against any and all damages, losses, claims, liabilities, costs and expenses (other than in respect of taxes, which shall be governed by Section 7.2), including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any Indemnified Party arising out of or as a result of any of the circumstances described below, provided, however, that in no event shall the Originator indemnify any Indemnified Party for
(i) Indemnified Amounts resulting from the gross negligence or willful misconduct on the part of such Indemnified Party or (ii) recourse for uncollectible Receivables. The Originator shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

               (a) reliance on any representation or warranty made by the Originator (or any officers of the Originator) under or in connection with this Agreement, any Purchase Document or any other information or report delivered by the Originator pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

               (b) any failure of the Originator to perform its duties or obligations in accordance with the provisions of this Agreement or the transactions contemplated by this Agreement, including without limitation, the failure by the Originator to comply in all material respects with any applicable Law with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable Law; or

               (c) the failure as a result of acts or failures to act on the part of the Originator to vest and maintain vested in the Buyer or its assignee, the Purchased Assets free and clear of any Adverse Claim, including, without limitation, the failure to file, or delay in filing, financing statements or other similar instruments or documents under the Relevant UCC or other applicable laws with respect to any Receivable; or

               (d)  the failure to pay when due any taxes
required to be paid by the Originator hereunder, including

FORM 10-Q
Exhibit 2.1(l)  (continued)

without limitation, any sales tax, excise tax or other similar tax or charge payable in connection with the creation or satisfaction of the Receivables; or

               (e) any dispute, suit, action, claims, proceeding or governmental investigation, pending or threatened whether based on statute, regulation or order, on tort or contract or otherwise, before any Official Body asserted by an Obligor which arises out of or relates to obligations of the Originator under or with respect to the Contracts, or the use of the proceeds of the sale of the Purchased Assets.

               SECTION 7.2.  Tax Indemnification.

               (a) The Originator hereby agrees to pay, and to indemnify the Indemnified Parties from and against, any taxes which may at any time be asserted in respect of this transaction or the subject matter hereof (including, without limitation, any sales, gross receipts, general corporation, personal property, privilege or license taxes, but not including any federal or (except as provided below) other income or franchise taxes imposed upon an Indemnified Party, with respect to its net income or profits arising out of the transactions contemplated hereby (all such excluded taxes, the "Excluded Taxes")), whether arising by reason of the acts to be performed by the Originator or the Buyer hereunder or imposed against the Originator or any Indemnified Party, the property involved or otherwise. If any tax, fee or similar charge is imposed or with respect to any payment for the account of any Indemnified Party provided for in this Agreement by any state or political subdivision thereof (other than Excluded Taxes), the Originator shall, upon demand by such Indemnified Party, pay an amount necessary to make such Indemnified Party whole, taking into account any tax consequences to such Indemnified Party of the payment of such tax and the receipt of the indemnity provided for by this Section 7.2, including the effect of such tax or refund on the amount of tax measured by net income or profits which is or was payable by such Indemnified Party in the jurisdiction in which its principal executive office is located.

               SECTION 7.3.  Additional Costs.

               (a) The Originator shall pay to the Buyer, from time to time on demand of the Buyer, such amounts as the Buyer may reasonably determine to be necessary to compensate it for any increase in costs which the Buyer determines are attributable to its acquiring and funding the Receivables under this Agreement or the Receivables Purchase Agreement, or any reduction in any amount receivable by the Buyer in respect of any such acquisition

FORM 10-Q
Exhibit 2.1(l)  (continued)

or funding (such increases in costs, payments and reductions in amounts receivable being herein called "Additional Costs") resulting from any Regulatory Change which (i) changes the method or basis of taxation of any amounts payable to the Buyer under this Agreement or payable by the Buyer in connection with the financing of the purchase of the Receivables, or (ii) imposes any other condition affecting this Agreement (or any such extensions of credit or liabilities). The Buyer shall notify the Originator of any event that will entitle Buyer to compensation pursuant to this Section 7.3(a) no later than fifteen (15) Business Days after it obtains knowledge thereof.

               (b) Determinations and allocations by the Buyer for purposes of this Section 7.3 shall be conclusive, provided that such determinations and allocations are made in good faith and on a reasonable basis, reasonable evidence (including an explanation of the applicable Regulatory Change and an accounting for any amounts demanded) of which shall be provided to the Originator upon request.

               (c)  The Buyer agrees to promptly notify the
Originator if the Buyer receives notice of any potential tax liability for which the Originator may be liable pursuant to Sections 7.2 or 7.3 hereof. The Buyer further agrees that the Originator shall bear no cost (including costs relating to penalties and interest) relating to the failure of the Buyer to file in a timely manner any tax returns required to be filed by the Buyer in accordance with applicable statutes and regulations.

               SECTION 7.4.  Other Costs and Expenses.  The
Originator shall pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement and any other documents delivered hereunder or contemplated hereby, including, without limitation, reasonable fees and expenses of legal counsel for the Buyer (which such counsel may be employees of the Buyer) with respect thereto and with respect to advising the Buyer as to its rights and remedies under this Agreement or the Receivables Purchase Agreement, and all costs and expenses, if any, including reasonable counsel fees and expenses in connection with the enforcement or amendment of this Agreement and the other documents delivered hereunder or contemplated hereby. The Originator shall reimburse the Buyer on demand for all other costs and expenses incurred by the Buyer or any agent or assign of the Buyer ("Other Costs"), including, without limitation, the cost of the Buyer's auditors auditing the Originator's books, records and procedures, and the reasonable fees and out-of-pocket expenses of counsel for the Buyer or any counsel for any agent or assign of the Buyer with respect to advising the Buyer or such agent or assign as to matters relating to the Buyer's operation.

FORM 10-Q
Exhibit 2.1(l)  (continued)

                          ARTICLE VIII

                          MISCELLANEOUS

               SECTION 8.1. Survival. The indemnification and payment provisions of Article VII shall be continuing and shall survive any termination of this Agreement, subject to applicable statutes of limitation; provided, however, that any such indemnification or payment claim must be presented to the Originator within ten (10) Business Days after the Buyer receives notice or otherwise becomes aware of such claim.

               SECTION 8.2. Waivers; Amendments. No failure or delay on the part of the Buyer in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any provision of this Agreement may be waived or amended in writing by the parties hereto, with the consent of the Delaware Funding Corporation as Buyer under the terms of the Receivables Purchase Agreement.

               SECTION 8.3. Notices. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth hereunder or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.3 and the appropriate written confirmation is received or, if given by any other means, when received at the address specified in this Section 8.3. The Originator further agrees to deliver promptly to the Buyer a written confirmation of each telephonic notice signed by an authorized officer of the Originator. However, the absence of such confirmation shall not affect the validity of such notice.

               If to the Buyer:

               Cone Receivables LLC
               3101 North Elm Street
               Third Floor
               Greensboro, N.C.  27415-6540
               Telephone:  (910) 282-4047
               Attention:  David E. Bray

FORM 10-Q
Exhibit 2.1(l)  (continued)

               If to the Originator:

               Cone Mills Corporation
               3101 North Elm Street
               Greensboro, NC 27415-6540
               Telephone:  (910) 379-6098
               Telecopy:   (910) 379-6043
               Attention:  David E. Bray, Treasurer

               and, in each case, with a copy to:

               Leesa C. Sluder
               Director, Treasury Services
               Cone Mills Corporation
               3101 North Elm Street
               Greensboro, N.C.  27415-6540
               Telephone:  (910) 379-6347
               Telecopy:   (910) 379-6043

               SECTION 8.4.  Governing Law; Submission to
Jurisdiction; Integration. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Originator hereby submits to the nonexclusive jurisdiction of the courts of the State of New York and the courts of the United States located in the State of New York for the purpose of adjudicating any claim or controversy arising in connection with any of the Purchase Documents or any of the transactions contemplated thereby, and for such purpose, to the extent it may lawfully do so, waives any objection which it may now or hereafter have to such jurisdiction or to venue therein and any claim of inconvenient forum with respect thereto. Nothing in this Section 8.4 shall affect the right of the Buyer to bring any action or proceeding against the Originator or the property of the Originator the courts of other jurisdictions.

               SECTION 8.5.  Records.  All amounts calculated or
due hereunder shall be determined from the records of the Buyer, which determinations shall be conclusive absent manifest error.

               SECTION 8.6.  No Implied Waiver; Cumulative
Remedies. No course of dealing and no delay or failure of the Buyer in exercising any right, power or privilege under the Purchase Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Buyer under the Purchase Documents are

FORM 10-Q
Exhibit 2.1(l)  (continued)

cumulative and not exclusive of any rights or remedies which the Buyer would otherwise have.

               SECTION 8.7. No Discharge. The obligations of the Originator under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of this Agreement or applicable law, including, without limitation, any failure to set-off or release in whole or in part by the Buyer of any balance of any deposit account or credit on its books in favor of the Buyer or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other act or thing or omission or delay to do any other act or thing which would operate as a discharge of the Buyer as a matter of law.

               SECTION 8.8.  Prior Understandings.  This
Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral.

               SECTION 8.9.  Successors and Assigns.  This
Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that the Originator may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Buyer and prior written notice to the Administrative Agent. No provision of this Agreement shall in any manner restrict the ability of the Buyer to assign, participate, grant security interests in, or otherwise transfer any portion of the Purchased Assets owned by the Buyer. The Originator hereby agrees and consents to the complete assignment by the Buyer of all of its rights under, interest in, title to and obligations under this Agreement to the Buyer under and as defined in the Receivables Purchase Agreement.

               SECTION 8.10. No Petition. The Originator agrees that, prior to the date which is one year and one day after the date upon which all obligations of the Buyer to the Originator hereunder and under the Subordinated Note are paid in full and all other indebtedness of the Buyer are paid in full, it will not institute against, or join any other Person in instituting against, the Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the laws of the United States or any state of the United States.

FORM 10-Q
Exhibit 2.1(l)  (continued)

               SECTION 8.11.  No Recourse.  The obligations of
the Originator and the Buyer under this Agreement are solely the obligations of the Originator and the Buyer, each as a separate legal entity.

               SECTION 8.12. Severability; Counterparts, Waiver of Setoff. This Agreement may be executed in any number. of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any other provision in such jurisdiction or such provision in any other jurisdiction. The Originator hereby agrees to waive any right of setoff which it may have or to which it may be entitled against the Buyer and its assets.

               SECTION 8.13.  Confidentiality.  The Buyer and
the Originator shall hold all non-public information obtained pursuant to this Agreement and the transactions contemplated hereby or effected in connection herewith in accordance with customary procedures for handling confidential information of this nature and in any event may make disclosure (a) reasonably required by a bona fide transferee, (b) necessary in order to obtain any consents, approvals, waivers or other arrangements required to permit the execution, delivery and performance by the Originator of this Agreement, or (c) as required or requested by any governmental body, agency or instrumentality, regulatory authority, court, tribunal or arbitrator or pursuant to legal process or required by applicable Law.

FORM 10-Q
Exhibit 2.1(l)  (continued)

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above set forth.

                         CONE RECEIVABLES LLC,
                           as Buyer

                         By:  CONE MILLS CORPORATION,
                              its sole Member

                              By:/s/ Neil W. Koonce
                                 Title: Vice President

                         CONE MILLS CORPORATION,
                           as Originator

                         By: /s/ David E. Bray
                             Title: Treasurer

FORM 10-Q
Exhibit 2.1(l)  (continued)

                 ADDENDUM TO PURCHASE AGREEMENT
          AS FILED WITH FORM 10-Q DATED MARCH 30, 1997

     The following exhibits and schedules to the Purchase
Agreement have been omitted from the filed document pursuant to Regulation S-K (17 CFR 229), Item 601(b)(2):

Exhibits

Exhibit A      Form of Subordinated Note
Exhibit B      The Description of Qualifying Receivables
Exhibit C      Officer's Certificate pursuant to Section 4.1(m)


Schedules

Schedule A     Calculation of Minimum Initial Capital
               Contribution

     The Registrant does hereby agree to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

                           CONE MILLS CORPORATION

                           By:/s/ Terry L. Weatherford
                           Title: Secretary